Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-213991, 333-217104 and 333-223997) pertaining to the 2016 Equity Incentive Plan, 2006 Stock Plan, and the 2016 Employee Stock Purchase Plan of Coupa Software Incorporated of our reports dated March 27, 2019, with respect to the consolidated financial statements and schedule of Coupa Software Incorporated, and the effectiveness of internal control over financial reporting of Coupa Software Incorporated, included in this Annual Report (Form 10-K) for the year ended January 31, 2019.

/s/ Ernst & Young LLP

San Jose, California

March 27, 2019